Exhibit (a)(42)

AMENDMENT NO. 41

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 41 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective July 22, 2016, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, the Trustees have voted to approve the termination of the Multi-Manager Large Cap Fund of the Trust; and

WHEREAS, the Trustees have voted to approve the termination of the Multi-Manager Mid Cap Fund of the Trust; and

WHEREAS, the Trustees have voted to approve the termination of the Multi-Manager Small Cap Fund of the Trust;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Multi-Manager Large Cap Fund, Multi-Manager Mid Cap Fund and Multi-Manager Small Cap Fund of the Trust are each abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.